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                                 EXHIBIT (d)(8)

                      AMENDMENT TO THE SEPARATE ACCOUNT AND
                ALLOCATION OF NET PREMIUM AND DIVIDENDS SECTIONS
                        FOR SINGLE PREMIUM VARIABLE LIFE

5.1    DESCRIPTION

       The Northwestern Mutual Variable Life Account (the Separate Account) has been established by the Company pursuant to Wisconsin law and is registered as a unit investment trust under the Investment Company Act of 1940.

       The Separate Account has four Divisions - Money Market Division, Select Bond Division, Index 500 Stock Division and Balanced Division. Assets of the Separate Account are invested in shares of Northwestern Mutual Variable Life Series Fund, Inc. (the Fund). The Fund is registered under the Investment Company Act of 1940 as an open-end, diversified management investment company. The Fund has four Portfolios - Money Market Portfolio, Select Bond Portfolio, Index 500 Stock Portfolio and Balanced Portfolio. Assets of each Division of the Separate Account are invested in shares of the corresponding Portfolio of the Fund. Shares of the Fund are purchased for the Separate Account at their net asset value. In the future, additional Divisions may be added to the Separate Account, and additional Portfolios may be added to the Fund.

5.2    ALLOCATION OF NET ANNUAL PREMIUMS AND DIVIDENDS

       The net premium for this policy will be allocated to the Divisions as elected on the application. This allocation will also apply to dividends used to purchase variable benefit paid-up additions unless the allocation is changed by the Owner. The Owner may change the allocation, but the change will not take effect until the first policy anniversary following receipt of a written request at the Home Office. Allocations must be in whole percentages. If a Division is to receive any allocations, the allocation must be at least 10% of the dividend.

                                             JOHN M. BREMER
                                             -----------------------------------
                                             John M. Bremer, Secretary

                                             THE NORTHWESTERN MUTUAL
                                             LIFE INSURANCE COMPANY